Exhibit 99.3
PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of this prospectus supplement and the financial statements and the other information incorporated by reference in the prospectus, before making an investment decision.
Our Business
      Idenix is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral and other infectious diseases. Since our inception in May 1998, our focus has been on the treatment of infections caused by hepatitis B virus, or HBV, hepatitis C virus, or HCV, and human immunodeficiency virus, or HIV. We believe that our product candidates, including telbivudine for the treatment of chronic hepatitis B, and valopicitabine, or NM283, for the treatment of chronic hepatitis C, will address limitations that exist with currently approved therapies. Such limitations include inadequate antiviral potency, the emergence of viral strains resistant to drug therapies and patient non-compliance resulting from drug-related adverse side effects and inconvenient dosing regimens.
      We believe that large market opportunities exist for improved treatments that address these limitations. Chronic hepatitis B, an inflammatory liver disease associated with HBV infection, is a leading cause of liver disease globally. It is estimated that over 350 million people are chronically infected with HBV. We believe that the annual worldwide market for hepatitis B therapeutics will exceed $1 billion in 2007. Chronic hepatitis C is an inflammatory liver disease associated with HCV infection. The World Health Organization has estimated that approximately 170 million people worldwide are chronically infected with HCV, including over 2.7 million people in the United States. Among the several known genotypes of HCV, the genotype 1 strain is the most difficult to treat and is the most prevalent strain in the United States, Europe and Japan accounting for more than 70% of the hepatitis C infections in the United States and Japan and almost 65% of such infections in Europe. The current standard of treatment, pegylated interferon in combination with ribavirin, is only successful in approximately 50% of patients infected with the genotype 1 strain of HCV. Patients who fail this treatment presently have no proven treatment options and retreatment with pegylated interferon in combination with ribavirin succeeds in only about 10% of these patients. Despite these limitations, the annual market for hepatitis C therapeutics currently exceeds $3 billion and we believe that it may exceed $10 billion by 2013.
      Our goal is to become a leader in the discovery, development and commercialization of drugs for the treatment of viral and other infectious diseases. To achieve this goal, we are seeking to:

•	target diseases in large and growing markets with unmet medical needs;

•	create a leading franchise in markets such as hepatitis B and hepatitis C by developing multiple first- or best-in-class products which are expected to become the standard of care;

•	maximize value through our collaboration with Novartis; and

•	build upon our drug discovery capabilities to sustain a pipeline of product candidates.
Product Candidates
      Each of telbivudine and valtorcitabine for the treatment of HBV, valopicitabine for the treatment of HCV and our other current pre-clinical product candidates is a nucleoside or nucleoside analog that we believe may have one or more therapeutic features that will afford competitive advantages to our product candidates over currently approved therapies. Such therapeutic features may include efficacy, safety, resistance profile or convenience of dosing. Nucleosides and nucleoside analogs are classes of small molecule compounds that have a proven record of scientific development and commercial success as antiviral agents.

Each of the product candidates that we are developing is selective and specific, may be administered orally once a day, and we believe may be used in combination with other therapeutic agents to improve clinical benefits.
Recent Developments
     Hepatitis B — Telbivudine
      We are currently evaluating telbivudine, our lead product candidate for the treatment of chronic hepatitis B, in a two-year international phase III clinical trial that we refer to as the GLOBE study. This ongoing clinical trial, in which 1,367 patients are enrolled, is comparing 600 milligrams, or mg, of telbivudine orally administered once a day to the current standard of treatment, 100 mg of lamivudine, orally administered once a day.
      Using the 52-week data from the GLOBE study as the basis for preparing marketing registration applications, including a new drug application, or NDA, we expect to begin submitting such applications before the end of December 2005 to the relevant regulatory agencies commencing with the U.S. Food and Drug Administration, or FDA. The final two-year results from the GLOBE study, while not currently anticipated to be included in the initial product labeling, if telbivudine is approved, is expected to provide additional information intended for supplemental product labeling regarding the effects of longer term treatment with telbivudine.
      In July 2005, we announced that telbivudine achieved the GLOBE study’s primary endpoint of therapeutic response at week 52. This endpoint was designed to assess if telbivudine was at least as effective as lamivudine as measured by therapeutic response. In the GLOBE study, therapeutic response is defined as viral suppression to less than 100,000 copies, or 5 log10 copies, of HBV particles in one milliliter of blood serum, or copies/mL, coupled with either loss of detectable hepatitis B e-antigen (HBeAg), or normalization of the liver enzyme alanine aminotransferase, or ALT. ALT is a liver-derived enzyme that is detected at elevated levels in the blood of patients with viral hepatitis and is a marker frequently used for monitoring disease activity in hepatitis B patients. ALT normalization typically reflects reduced hepatitis-related inflammation in the liver and loss of detectable serum HBeAg-antigen often signals a treatment response that can be maintained after discontinuation of treatment. The chosen level of HBV suppression (≤5 log10 copies/mL) corresponds to the level of HBV suppression recommended by the American Association for the Study of Liver Diseases, or AASLD, a leading U.S. professional society in the field of liver diseases. A key secondary efficacy endpoint in the GLOBE study is histologic response, which assesses reductions in liver inflammation in liver biopsy samples taken after one year of treatment compared to pre-treatment liver samples.
      The GLOBE study was designed to evaluate telbivudine in patients that are hepatitis B e-antigen positive, or HBeAg+, and patients that are hepatitis B e-antigen negative, or HBeAg-. Globally, HbeAg+ patients comprise the majority of patients with chronic hepatitis B, with HBeAg- patients being the minority group in most locales.
      The data from the GLOBE study indicate that, at week 52, telbivudine was found to be superior to lamivudine on both the primary therapeutic response endpoint and the secondary histologic response endpoint in HBeAg+ patients. Telbivudine was found to be non-inferior to lamivudine on both the primary therapeutic response endpoint and the histologic response endpoint in HBeAg-patients. In both the HBeAg+ and HBeAg- patient populations, telbivudine was observed to be superior on many other clinically relevant measures such as viral load reduction, clearance of serum virus to nondetectable levels as measured with polymerase chain reaction, or PCR, assays, known as PCR negativity, and reduced emergence of viral resistance.

      The table below summarizes the 52-week data from the GLOBE study in each of the evaluated patient populations:

	HBeAg+			HBeAg-

Endpoint	Telbivudine		Lamivudine	Telbivudine	Lamivudine

Number of patients	458		463	222	224

Patients achieving Therapeutic Response	75	%*	67%	75%	77%

Patients achieving histologic response	65	%*	56%	67%	66%

Mean reduction in HBV serum viral levels (log10)	6.5	*	5.5	5.2 *	4.4

Patients achieving PCR negativity	60	%*	40%	88%*	71%
Patients achieving ALT normalization	77%		75%	74%	79%
Patients achieving loss of serum HBeAg	26%		23%	—	—
Patients with HBV resistance†	3	%*	8%	2%*	9%
Patients achieving e-seroconversion	22%		21%
Patients with Treatment Failure††	5	%*	14%	0%	3%

*	Statistically significant superiority (p< 0.01) compared with lamivudine at week 52
†	Viral breakthrough with viral resistance mutuations
†††	per AASLD guidelines, HBV serum viral levels never below 5 log10 copies/ml
     In the GLOBE study, patients tolerated treatment with each of telbivudine and lamivudine well. The most frequently reported adverse events, regardless of attributability to study treatment, were symptoms and signs of upper respiratory infection and fatigue, which were equally common for telbivudine and lamivudine. During the 52 weeks of treatment, three serious adverse events judged by the clinical investigators to be potentially associated with study medication were reported. Transient elevations of the liver enzyme creatine kinase, or CK, not requiring treatment modification, were more common with telbivudine compared to lamivudine, occurring in 9% and 3% of patients, respectively.
      At 52 weeks, consistent with the substantially lower rate of viral resistance in both the HBeAg+ and HBeAg- patient groups, patients receiving telbivudine showed significantly fewer ALT flares compared to patients receiving lamivudine; with such occurrence in 4% of patients receiving telbivudine and 8% of patients receiving lamivudine. Sudden elevations of serum ALT levels, or ALT flares, are often seen when patients on prolonged antiviral therapy develop diminished treatment responses due to viral resistance. ALT flares reflect exacerbation of the patient’s underlying liver inflammation associated with renewed viral production in the liver. ALT flares occurring after the first six months of treatment, were primarily related to the emergence of viral resistance and were five to 10 times more frequent with lamivudine compared to telbivudine. Patient discontinuations in the first year of treatment were low overall, approximating 4%. Discontinuations for side effects, clinical disease progression, or lack of efficacy were more common among patients treated with lamivudine as compared to patients treated with telbivudine.

      At the time of the primary 52-week data analysis, 463 patients enrolled in the GLOBE study had completed 76 weeks of treatment. The table below summarizes the available 76-week data using an intent-to-treat analysis:

	HBeAg+		HBeAg-

Endpoint	Telbivudine	Lamivudine	Telbivudine	Lamivudine

Number of patients	163	165	68	67

Patients achieving Therapeutic Response	75%*	58%	75%*	70%

Mean reduction in HBV serum viral levels (log10)	6.6*	5.2	5.3	4.7
Patients achieving PCR negativity	69%*	41%	84%*	67%
Patients achieving ALT normalization(%)	78%*	68%	76%*	64%
Patients achieving
loss of serum HBeAg(%)	40%*	26%	—	—

*	Statistically significant difference (p< 0.05) compared with lamivudine at week 76
     Based upon the 52-week treatment data from the GLOBE study, we are preparing and anticipate submitting an NDA to the FDA in December 2005 for marketing approval of telbivudine as an oral, once-a-day treatment of chronic hepatitis B. Submission of marketing applications in other countries throughout the world, including submissions to the European Medicines Agency and to Asian regulatory agencies, is expected in early 2006 in the format of an electronic common technical document, or e-CTD. Electronic submission is intended to facilitate rapid simultaneous global submissions of registration dossiers. Novartis, our collaborator in the development and commercialization of our hepatitis B product candidates, is expected to submit the planned marketing applications in countries outside the United States beginning January 2006.
      In addition to the GLOBE study, we are conducting a phase III clinical trial evaluating the use of telbivudine in patients with liver failure, or decompensated liver disease, due to advanced chronic hepatitis B. The results from this 240-patient international clinical trial, in which over 100 patients are currently enrolled, are expected to provide important data on the benefits of treatment with telbivudine in patients with this potentially life-threatening disease. We plan to submit interim data from this trial with our initial NDA filing. We do not expect the FDA to require us to submit the final results of this trial prior to a decision on our NDA. Upon completion of this phase III clinical trial in decompensated patients, we plan to submit such results to the FDA as a supplemental NDA.
      We are also presently conducting several clinical trials to help further establish the product profile of telbivudine and provide additional data that is intended to support the marketing of telbivudine if it is approved for sale. We refer to these marketing studies as phase IIIb trials. The current phase IIIb clinical trials of telbivudine are designed to provide us with additional information regarding the antiviral effects and clinical benefit of telbivudine compared to adefovir dipivoxil, known as Hepsera®, in HBeAg+ patients and the treatment benefits, if any, of switching patients who have received three to 12 months of treatment with lamivudine to telbivudine therapy. Additional phase IIIb clinical trials are anticipated, including a clinical trial comparing telbivudine and adefovir dipivoxil in HBeAg- patients and a clinical trial to evaluate whether patients with resistance to lamivudine treatment, may be optimally treated with a combination of telbivudine and adefovir dipivoxil. We anticipate that interim data from the currently ongoing phase IIIb clinical trials will be available, if telbivudine is approved by the FDA for commercial use, at the time of product launch.
      With Novartis, we have begun pre-commercialization activities in anticipation of the launch of telbivudine, which we expect to occur initially in the United States. In accordance with the arrangements between us and Novartis, we will co-promote and co-market with Novartis in the United States, United Kingdom, Italy, France and Spain telbivudine and any other products Novartis licenses from us that are successfully developed and approved for commercial use. We plan to establish our own sales and marketing capabilities to coincide with the commercial launch of telbivudine. If FDA approval is obtained in a timely manner, we currently expect the launch of telbivudine to occur in the United States in 2006.
     Hepatitis C
     Valopicitabine, or NM283
      Similar to our HBV program, our HCV program is focused on the development of products that we believe may have therapeutic features that afford competitive advantages to our product candidates by offering significant improvements in one or more of safety, efficacy, resistance and convenience of dosing when compared to currently approved therapies. Our lead hepatitis C product candidate, valopicitabine or NM283, is a nucleoside analog that we are developing as an alternative to ribavirin in a pegylated interferon-based treatment combination for patients chronically infected with the genotype 1 strain of HCV. Currently, we are engaged in efforts to develop valopicitabine for the treatment of patients who have been previously treated but failed to adequately respond to interferon-based therapies. Such therapies include the combination of ribavirin and pegylated interferon and ribavirin, which is the current standard of treatment. We are also evaluating valopicitabine in treatment-naïve patients, or patients not previously treated for hepatitis C infection.
      Similar to the historical evolution of HIV therapy and due to the limitations of currently approved HCV therapies, we believe that the therapeutic landscape for chronic hepatitis C will, if new therapeutics prove to be effective in clinical trials, evolve to include treatment with combinations of orally administered agents that comprise two or more inhibitors of viral enzyme replication. We and others are conducting clinical trials of such inhibitors which include nucleoside type viral polymerase inhibitors, the class to which valopicitibine belongs, non-nucleoside viral polymerase inhibitors and protease inhibitors. We believe that for HCV infection, products derived from the nucleoside type class will have an important role in multidrug therapeutic combinations. Our belief is based upon the experience of such class of agents in HIV therapy where these agents evidenced more durable antiviral response and slower emergence of resistant virus than either the non-nucleoside viral polymerase inhibitor classes. Additionally, the potential once-a-day oral administration, the long duration of action and potency of the products in the nucleoside class may create significant advantages to the current standard of treatment.
      In October 2005, we announced preliminary 12-week results of the ongoing 48-week phase IIb clinical trial evaluating valopicitabine in patients who have been previously treated but failed to adequately respond to interferon-based therapy. We refer to these patients as treatment-refractory patients. This randomized clinical trial is designed to compare the safety and efficacy of the combination of valopicitabine and pegylated interferon to the current standard of treatment, the combination of ribavirin and pegylated interferon. A total of 190 treatment-refractory patients, all of whom had been previously treated for at least three months with the combination of ribavirin and pegylated interferon and failed to achieve undetectable levels of HCV in blood serum, enrolled in this phase IIb clinical trial. These patients were randomly allocated to one of five treatment groups:

•	retreatment with ribavirin and once a week Pegasys®;

•	once daily dose of 400 mg of valopicitabine and once a week Pegasys®, a pegylated interferon product;

•	once daily dose of 400 mg of valopicitabine increasing to 800 mg of valopicitabine and once a week Pegasys®;

•	once daily dose of 800 mg of valopicitabine and once a week Pegasys®; and

•	once daily dose of 800 mg of valopicitabine as monotherapy.
      The data to date from this phase IIb clinical indicate that after 12 weeks of treatment, there was statistically significant improvement in viral suppression. Although not a predefined endpoint of the trial, we have also observed significantly higher rates of early viral response, or EVR, in patients who received the combination of 800 mg of valpocitabine and Pegasys® compared to patients who received treatment with the combination of ribavirin and Pegasys®. EVR is conventionally defined as a reduction of at least 2 log10, or 99% or more, of HCV levels in a patient’s blood serum by week 12 of treatment. In studies conducted by other entities, involving hepatitis C patients, EVR has positively correlated with predictive values for sustained virologic response after treatment discontinuation. Sustained virologic response is defined as the absence of PCR detectable HCV in the patient’s blood serum six months after the cessation of treatment.
      The table below summarizes the 12-week efficacy data from this phase IIb clinical trial:

		Mean reduction in
		HCV serum viral		Percent of patients
Treatment Group	N	levels (log10)		with EVR

ribavirin + Pegasys®	34	1.9		41%
400 mg of valopicitabine + Pegasys®	41	2.2		51%
400-800 mg dose escalation of valopicitabine + Pegasys®	41	2.5	*	71%*
800 mg of valopicitabine + Pegasys®	41	2.8	*	63%*
800 mg of valopicitabine monotherapy	21	0.8		5%

*	Statistically significant superiority (p< 0.01) compared with the combination of ribavirin and pegylated interferon
     After 12 weeks of treatment in this phase IIb clinical trial, we have observed satisfactory safety and tolerance with no predominant treatment-limiting adverse events noted. Through week 12, 11 patients, or 6% of the initially enrolled patients, have discontinued treatment in this phase IIb clinical trial as a result of the occurrence of adverse events. This percentage is low and within historical averages for the rate of discontinuation observed in clinical trials involving interferon-based therapies. The adverse events in this phase IIb trial are diverse in pattern, with varying types of laboratory abnormalities and clinical events reported. Among the adverse events resulting in patients discontinuing treatment in the clinical trial, four consisted of nausea and vomiting, some of which were not considered by the investigators to be related to study treatment. Through week 12, seven serious adverse events were reported. Two of these events, anemia and dehydration, were considered attributable to study medications, and both events resolved.
      Based upon progress to date, we anticipate presenting and reviewing with the FDA, in November 2005, the available data from this phase IIb clinical trial and a proposed protocol for phase III pivotal trials. At this meeting, which is commonly referred to as an end of phase II meeting, we also expect to receive comments on the design of the proposed phase III clinical trials, including recommendations by the FDA with respect to primary endpoint analyses and clinical trial duration. Assuming a positive outcome from this meeting, we plan to initiate phase III clinical trials to further evaluate valopicitabine in treatment-refractory patients in the first quarter of 2006.
      Our second target indication for valopicitabine is treatment-naive patients with chronic hepatitis C. In the spring of 2005, we reported 24-week results from a phase IIa clinical trial evaluating valopicitibine in treatment-naïve hepatitis C patients infected with the genotype 1 strain of HCV. The results from this ongoing 48-week phase IIa clinical trial indicate that, for the 10 patients who have reached 24 weeks of treatment with the combination of valopicitabine and pegylated interferon, the average viral load reduction has been 4.2 log10, or greater than 99.99%, and eight of the 10 patients who have reached 24 weeks of treatment on the combination regimen have achieved HCV levels in blood serum that are below detectable limits. The available 24-week data from this Phase IIa clinical trial further indicates no evidence of viral breakthrough, or resistance, in any patients treated with either valopicitabine monotherapy or the combination of valopicitabine and pegylated interferon. This finding is consistent with the slower rate of emergence of viral resistance that has been observed in other antiviral indications by nucleoside-type viral polymerase inhibitors compared to other classes of therapeutics.
      Recently, we initiated a 48-week phase IIb clinical trial to evaluate the combination of valopicitabine and pegylated interferon in treatment-naïve patients. In this phase IIb clinical trial, which is assessing the safety and the dose related contribution of valopicitabine to the antiviral activity demonstrated by the combination of valopicitabine and pegylated interferon, we anticipate enrolling 175 treatment-naïve patients. We plan to analyze data from this clinical trial at the conclusion of each of the 12, 24 and 48-week treatment periods.
      Novartis has the option to license valopicitabine. If Novartis exercises such option, which it must do prior to the later of the commencement of a phase III clinical trial or the expiration of a 90-day period after receipt of notice of the anticipated commencement of such clinical trial, Novartis would be required to pay us up to $525 million in license fees and milestone payments associated with regulatory filings and approvals as well as additional milestone payments based upon achievement of predetermined sales levels. Novartis would also be required to reimburse us for all development expenses related to valopicitabine following exercise of the license. Similar to the commercialization arrangements relating to the HBV product candidates we have licensed to Novartis, we have the right to co-promote or co-market with Novartis valopicitabine in the United States, United Kingdom, France, Germany, Spain and Italy. Novartis would have the right to commercialize valopicitabine in the rest of the world.
Offering of Common Stock to Novartis
      In connection with this offering, Novartis has the right to purchase from us that number of shares of our common stock as is required to enable Novartis and its affiliates to maintain, after giving effect to the number of shares of common stock we sell in this offering, its percentage ownership in our company excluding 1,187,093 shares of our common stock that Novartis acquired from its affiliate, Novartis BioVentures Ltd., on September 2, 2005. We have requested that the underwriters offer 3,568,593 of the shares being offered by the company in this offering to Novartis. If Novartis purchases all of these shares from the underwriters, it will own approximately 56% of our company following this offering. The underwriters will not receive any underwriting discount or commission on the sale of shares of our common stock to Novartis.
Company Information
      We are a Delaware corporation. Our principal offices are located at 60 Hampshire Street, Cambridge, Massachusetts 02139. The telephone number of our principal executive offices is 617-995-9800. Our Internet address is www.idenix.com. The information contained on our website is not incorporated by reference and should not be considered as part of this prospectus supplement. Our website address is included in this prospectus supplement as an inactive textual reference only.